                                                                    Exhibit 12.1


                     ROHM AND HAAS COMPANY AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS TO FIXED CHARGES




                                Three Months
                                  Ended
                                March 31, 1999                    Year Ended December 31,
                            -------------------  ----------------------------------------------------------------
                            Pro Forma            Pro Forma
                              1999       1999      1998       1998       1997         1996       1995        1994
                            --------    ------     ----       ----       ----         ----       ----         ----

Earnings before
 income taxes...........      $187      $176       $596       $680       $611        $530        $441         $407

Fixed charges...........        83        18        351         64         71          75          84           82

Capitalized interest
 adjustment.............         2         2          5          5          3          (1)         (5)          (2)

Undistributed earnings
 adjustment.............         7         7          1          1        (11)         12          (3)          (2)
                              ----      ----       ----       ----       ----        ----        ----         -----
Earnings................      $279      $203       $953       $750       $674        $616        $517         $485
                              ====      ====       ====       ====       ====        ====        ====         =====
Ratio of earnings to
 fixed charges..........       3.4x      11.3x      2.7x       11.7x      9.5x         8.2x        6.2x         5.9x
                              =====      =====     =====